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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Commonwealth Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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COMMONWEALTH BANKSHARES, INC.

403 BOUSH STREET, NORFOLK, VIRGINIA 23510

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

To be Held July 15, 2008

To the shareholders of Commonwealth Bankshares, Inc.:

NOTICE is hereby given that the 2008 Annual Meeting of Shareholders of Commonwealth Bankshares, Inc. (the “Company”) will be held at the Ocean View Branch of Bank of the Commonwealth, 1901 East Ocean View Avenue, Norfolk, Virginia 23503, on Tuesday, July 15, 2008, at 3:00 p.m. local time, for the following purposes:

1.	To elect three Class II directors to the Board of Directors of the Company to serve until the 2011 Annual Meeting of Shareholders.

2.	To consider and vote upon a shareholder proposal relating to the declassification of the Board of Directors.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on May 12, 2008 are entitled to notice of, and to vote at, such meeting or any adjournment thereof.

Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding matters proposed to be acted upon at the meeting. The Board of Directors of the Company unanimously recommends that shareholders vote FOR Item 1 and AGAINST Item 2 listed above.

To assure that your shares are represented at the meeting, please fill in, date and sign the enclosed proxy and return it promptly in the enclosed envelope, regardless of whether you expect to attend the meeting. The enclosed envelope requires no postage if mailed in the United States. If for any reason you desire to revoke your proxy, you may do so at any time before it is voted by contacting the Chairman of the Board, President and Chief Executive Officer of the Company, Edward J. Woodard, Jr., CLBB, in person or in writing.

By Order of the Board of Directors,

/s/ Edward J. Woodard, Jr.

Edward J. Woodard, Jr., CLBB
Chairman of the Board, President and Chief Executive Officer

Dated in Norfolk, Virginia and mailed

this 10th day of June 2008

COMMONWEALTH BANKSHARES, INC.

403 Boush Street

Norfolk, Virginia 23510

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JULY 15, 2008

The solicitation of the enclosed 2008 proxy is made by and on behalf of the Board of Directors of Commonwealth Bankshares, Inc. (the “Company”) to be used at the 2008 Annual Meeting of Shareholders to be held on July 15, 2008 at 3:00 p.m., or any adjournment thereof, at the Ocean View Branch of Bank of the Commonwealth, 1901 East Ocean View Avenue, Norfolk, Virginia 23503. The approximate mailing date of this proxy statement and the accompanying proxy is June 10, 2008. The matters to be considered and acted upon are (i) the election of three Class II directors to the Board of Directors of the Company to serve until the 2011 Annual Meeting of Shareholders, (ii) a shareholder proposal relating to the declassification of the Board of Directors and (iii) such other business as may properly come before the meeting, or any adjournment thereof.

The Company is a one bank holding company organized under the laws of the Commonwealth of Virginia. Its wholly-owned subsidiary, Bank of the Commonwealth (the “Bank”), is a Virginia State Chartered Bank and a member of the Federal Reserve. The Bank operates 18 branches and 25 ATMs in Hampton Roads, Virginia and Eastern North Carolina.

Revocability of Proxy

Anyone who gives a proxy may still vote in person, if he so desires, and may revoke the proxy at any time prior to the voting of such proxy by contacting the Chairman of the Board, President and Chief Executive Officer of the Company, Edward J. Woodard, Jr., CLBB, in person or in writing, or by filing a duly executed proxy bearing a later date. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions contained therein. If no instructions are given in a returned executed proxy, the proxy will be voted as follows:

•	FOR the election of the three nominees to serve as Class II directors to the Board of Directors of the Company until the 2011 Annual Meeting of Shareholders.

•	AGAINST the shareholder proposal relating to the declassification of the Board of Directors.

If any other matter is presented, then your proxies will vote in accordance with their best judgment. Proxies will extend to, and will be voted at any properly adjourned session of the annual meeting, unless otherwise revoked.

Person Making The Solicitation

The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by mail, except that, if necessary, officers and regular employees of the Company or the Bank may make solicitations of proxies in person or by telephone. Banks, brokerage firms, and other custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable charges and expenses in this regard.

Voting Shares and Vote Required

Only shareholders of record at the close of business on May 12, 2008 will be entitled to vote at the meeting, or any adjournment thereof. As of May 12, 2008, the Company had issued and outstanding 6,942,385 shares of common stock held of record by approximately 2,035 shareholders. A majority of the shares of outstanding common stock must be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business.

Shareholders are entitled to one vote for each share of common stock held on all matters to come before the meeting. In the election of directors, those nominees receiving the greatest number of votes shall be deemed elected even though not receiving a majority of the shares represented at the meeting in person or proxy. The affirmative vote of the holders of a majority of the shares of common stock actually voting, in person or by proxy, at the annual meeting is necessary for approval of the shareholder proposal relating to the declassification of the Board of Directors. Abstentions and broker non-votes (shares held by customers that may not be voted on certain matters because the broker has not received specific instructions from the customer) will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as a vote cast on any proposal. Accordingly, abstentions and broker non-votes will not affect the election of directors or the approval of the shareholder proposal relating to the declassification of the Board of Directors.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide for the Board of Directors to be divided into three classes, as nearly equal in number as possible. Each class serves for a term of three years, with one class being elected each year. The Board of Directors currently consists of ten directors. Mr. Raju V. Uppalapati was appointed to serve as a director of the Company and the Bank in September 2007. Management recommended Mr. Uppalapati to the Nominating Committee for consideration.

At the 2008 annual meeting, three directors comprising Class II will be nominated to serve until the 2011 Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received will be voted for the election of such nominees, unless marked to the contrary. A shareholder who desires to withhold voting of the proxy for one or all of the nominees may so indicate on the proxy. All of the nominees are currently members of the Board. All of the nominees have consented to be named and have indicated their intent to serve if elected. However, in the event any nominee is not available to serve, the proxies will be voted for such person as shall be designated by the Board as a replacement.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ELECT THE THREE NOMINEES LISTED BELOW AS CLASS II DIRECTORS OF THE COMPANY.

The following table sets forth certain information with respect to each director including age, principal occupation and the year each nominee or incumbent director first became a director. Unless otherwise indicated, the business experience and principal occupation shown for each nominee or incumbent director covers a period of five or more years.

Name	Age	Served as Director Since	Principal Occupation During Past Five Years
Nominees for Election Whose Terms Will Expire in 2008 (Class II)

Herbert L. Perlin	67	1987	Senior partner of Perlin Rossen & Associates LLC, a wealth management group located in Virginia Beach, Virginia.

Kenneth J. Young	57	1999	President of The Norfolk Tides and Albuquerque Isotopes Baseball Clubs and Ovations Food Services since 1996.

Thomas W. Moss, Jr.	79	1999	Treasurer – City of Norfolk, Norfolk, Virginia; formerly Attorney, President & sole owner of Thomas W. Moss, Jr. PC and a former speaker of the House of Delegates for the Commonwealth of Virginia.

Incumbent Directors Whose Terms Will Expire in 2010 (Class I)

E. Carlton Bowyer, Ph.D.	74	2001	Investor, Retired Superintendent – Virginia Beach Schools.

Morton Goldmeier	84	1988	President of Hampton Roads Management Associates, Inc., a real estate management company, since 1990 and retired partner of Goodman & Company, LLC, a regional certified public accounting and business advisory firm based in Norfolk, Virginia.

William D. Payne, M.D.	72	1988	Retired surgeon, Drs. Payne, Ives & Holland, Inc. since 2001.

Richard J. Tavss	68	1988	Senior counsel, Tavss Fletcher, Norfolk, Virginia.

Name	Age	Served as Director Since	Principal Occupation During Past Five Years
Incumbent Directors Whose Terms Will Expire in 2009 (Class III)

Laurence C. Fentriss	53	2001	Managing Partner of CBIA, a private equity fund and President and CEO of Acquiror, Inc., an investment company, since 2008. Past President, Anderson & Strudwick Investment Corporation, parent of Anderson and Strudwick, Inc., a full service brokerage and investment banking firm and formerly co-founder of Baxter, Fentriss and Company, an investment banking firm. Director of ICB Financial, since 2005.

Edward J. Woodard, Jr., CLBB	65	1973	Chairman of the Board, President and CEO of the Company and the Bank. President and Director of each of BOC Title of Hampton Roads, Inc., T/A Executive Title Center, BOC Insurance of Hampton Roads, Inc., Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage and Commonwealth Financial Advisors, LLC; President of Boush Bank Building Corporation; and a general partner in Boush Bank Building Associates.

Raju V. Uppalapati	45	2007	Chairman and CEO of RAVA Group and CEO and partner of BD & A Realty & Construction, Inc., one of the largest Real Estate Developers in Eastern North Carolina. Founder of several successful business start-ups involved in the real estate, hospitality, financial, venture capital and technology sectors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table sets forth for (1) each director-nominee, director, and named executive officer of the Company, and (2) all director-nominees, directors, and executive officers of the Company as a group: (i) the number of shares of Company common stock beneficially owned on May 12, 2008 and (ii) such person’s or group’s percentage ownership of outstanding shares of Company common stock on such date. All of the Company’s directors and named executive officers receive mail at the Company’s principal executive office at 403 Boush Street, Norfolk, Virginia 23510.

Name	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
Directors:
E. Carlton Bowyer, Ph.D.	21,026(3)	*
Laurence C. Fentriss	291,617(4)	4.19%
Morton Goldmeier	164,135(5)	2.36%
Thomas W. Moss, Jr.	23,644(6)	*
William D. Payne, M.D.	64,217(7)	*
Herbert L. Perlin	79,792(8)	1.15%
Richard J. Tavss	242,500(9)	3.48%
Raju V. Uppalapati	5,768(10)	*
Edward J. Woodard, Jr., CLBB	139,128(11)	1.98%
Kenneth J. Young	50,382(12)	*

Non-Director Executive Officers:
Cynthia A. Sabol, CPA	47,192(13)	*
Simon Hounslow	66,066(14)	*
Stephen G. Fields	38,538(15)	*

All Directors and Executive Officers as a group (13 persons)	1,234,005	16.89%

*	Percentage of ownership is less than 1.0% of the outstanding shares of common stock of the Company.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes shares, where applicable, which an individual has the right to acquire within 60 days through the exercise of stock options. The above table includes 362,860 shares which can be acquired through the exercise of stock options.
(2)	Based on 6,942,385 issued and outstanding shares of common stock as of May 12, 2008.
(3)	Includes (i) 16,620 shares which Dr. Bowyer has the right to acquire through the exercise of stock options, and (ii) 531 shares registered in the name of Dr. Bowyer’s wife, for which Dr. Bowyer disclaims beneficial ownership.
(4)	Includes (i) 16,620 shares which Mr. Fentriss has the right to acquire through the exercise of stock options, and (ii) 130,262 shares held in an IRA for the benefit of Laurence C. Fentriss.
(5)	Includes (i) 19,040 shares which Mr. Goldmeier has the right to acquire through the exercise of stock options, and (ii) 19,324 shares owned by Mr. Goldmeier’s wife, for which Mr. Goldmeier disclaims beneficial ownership.
(6)	Includes (i) 19,040 shares which Mr. Moss has the right to acquire through the exercise of stock options, and (ii) 3,951 shares owned jointly by Mr. Moss and his wife.
(7)	Includes (i) 19,040 shares which Dr. Payne has the right to acquire through the exercise of stock options, (ii) 3,335 shares registered in the name of Dr. Payne’s wife, for which Dr. Payne disclaims beneficial ownership, and (iii) 10,737 shares held in an IRA for the benefit of William D. Payne.
(8)	Includes (i) 19,040 shares which Mr. Perlin has the right to acquire through the exercise of stock options, (ii) 24,527 shares registered in the name of Herbert L. Perlin, Profit Sharing Trust, of which Mr. Perlin is Acting Trustee, (iii) 2,951 shares owned jointly by Mr. Perlin and his wife, (iv) 25,942 shares registered as the Perlin Revocable Living Trust, and (v) 13,411 shares pledged as collateral for a loan.
(9)	Includes (i) 19,040 shares which Mr. Tavss has the right to acquire through the exercise of stock options, (ii) 1,648 shares registered in the name of Richard J. Tavss, custodian for Bobbie J. Tavss, (iii) 907 shares registered in the name of Richard J. Tavss, custodian for Sanders T. Schoolar V, (iv) 808 shares registered in the name of Richard J. Tavss, custodian for Zachary I. Maiden, (v) 805 shares registered in the name of Richard J. Tavss, custodian for Taylor Tavss Scholar, (vi) 208 shares registered in the name of Richard J. Tavss, custodian for Richard T. Maiden, (vii) 208 shares registered in the name of Richard J. Tavss, custodian for Samantha R. Maiden, (viii) 38,911 shares registered in the name of Fletcher, Maiden & Reed PC 401(k) Plan for the benefit of Richard J. Tavss, (ix) 1,788 shares registered in the name of Mr. Tavss’ wife, for which Mr. Tavss disclaims beneficial ownership, and (x) 18,860 shares pledged as collateral for a loan.
(10)	Includes 1,000 shares which Mr. Uppalapati has the right to acquire through the exercise of stock options.
(11)	Includes (i) 77,417 shares which Mr. Woodard has the right to acquire through the exercise of stock options, (ii) 841 shares registered in the name of Edward J. Woodard, Jr., custodian for Troy Brandon Woodard, (iii) 1,998 shares registered in the name of Edward J. Woodard, Jr. and Sharon W. Woodard, custodians of Troy Brandon Woodard, (iv) 2,669 shares held in an IRA for the benefit of Edward J. Woodard, Jr., (v) 11,599 shares owned jointly by Mr. Woodard and his wife, and (vi) 9,320 shares held in the Company’s 401(k) Profit Sharing Plan.
(12)	Includes (i) 19,040 shares which Mr. Young has the right to acquire through the exercise of stock options, (ii) 6,353 shares representing the proceeds of a self directed Individual Retirement Account for the benefit of Kenneth J. Young, (iii) 1,761 shares owned jointly with Michael J. Young (son), (iv) 1,761 shares owned jointly with Benjamin C. Young (son), and (v) 1,761 shares owned jointly with Jennifer M. Young (daughter).
(13)	Includes (i) 46,380 shares which Ms. Sabol has the right to acquire through the exercise of stock options, and (ii) 806 shares held in the Company’s 401(k) Profit Sharing Plan.
(14)	Includes 52,733 shares which Mr. Hounslow has the right to acquire through the exercise of stock options.
(15)	Includes (i) 37,850 shares which Mr. Fields has the right to acquire through the exercise of stock options, (ii) 15 shares registered in the name of Madison S. Fields, Mr. Fields’ daughter, (iii) 15 shares registered in the name of Mr. Fields’ wife, for which Mr. Fields disclaims beneficial ownership, and (iv) 645 shares held in the Company’s 401(k) Profit Sharing Plan.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of May 12, 2008 by each beneficial owner of more than 5.0% of the Company’s common stock based on currently available Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”) and the Company’s stock transfer records.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Wasatch Advisors, Inc.	505,333	7.28%
150 Social Hall Ave., Ste. 400
Salt Lake City, UT 84111

Financial Stocks Capital Partners III L.P.	441,254	6.36%
507 Carew Tower
441 Vine Street
Cincinnati, Ohio 45202

MANAGEMENT INFORMATION

Executive Officers of the Company and the Bank

Edward J. Woodard, Jr., CLBB, 65, has served as President and Chief Executive Officer of the Bank since 1973 and as Chairman of the Board since 1988. He has served as Chairman of the Board, President and Chief Executive Officer of the Company since 1988. Mr. Woodard is also President and Director of each of BOC Title of Hampton Roads, Inc., T/A Executive Title Center, BOC Insurance of Hampton Roads, Inc., Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage and Commonwealth Financial Advisors, LLC; President of Boush Bank Building Corporation; and a general partner in Boush Bank Building Associates. Mr. Woodard has served as a director of the Bank since 1973 and as a director of the Company since 1988.

Cynthia A. Sabol, CPA, 45, assumed the role of Executive Vice President, Chief Financial Officer and Secretary of the Company and Bank in February 2004. Ms. Sabol is also Director, Vice President, Secretary and Treasurer of each of BOC Title of Hampton Roads, Inc., T/A Executive Title Center, BOC Insurance of Hampton Roads, Inc., and Commonwealth Financial Advisors, LLC; and Director, Vice President and Treasurer of Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage. Prior to joining the Bank, she worked at Hampton Roads Bankshares, Inc., a community bank located in Norfolk, Virginia, as Senior Vice President and Chief Financial Officer for ten years and as an executive with Ernst & Young, a public accounting firm, for nine years. Ms. Sabol is a certified public accountant and received a Bachelor of Science degree from the State University of New York at Albany.

Simon Hounslow, 43, Executive Vice President and Chief Lending Officer has been with the Bank since 1989. In December 2004, he was promoted from Senior Vice President to Executive Vice President and Chief Credit Officer. Mr. Hounslow has over 17 years of experience in the banking industry, specializing in commercial, consumer and construction lending.

Stephen G. Fields, 44, joined the Company in December of 2003 as Senior Vice President and Commercial Loan Officer. Mr. Fields is also Director, Vice President and Secretary of Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage. In December 2004, he was promoted to Executive Vice President and Commercial Loan Officer. Mr. Fields has 12 years of experience in the banking industry concentrating in commercial, consumer and construction lending. Prior to joining the Bank, Mr. Fields worked at Bank of Hampton Roads as Senior Vice President and Commercial Loan Officer for nine years. Mr. Fields also has six years of experience working as an examiner with the Federal Reserve Bank of Richmond.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

Meetings and Committees of the Board of Directors

The Company’s Board of Directors has primary responsibility for the determination of corporate policies and the overall financial condition of the Company. The Board appoints a chief executive and other officers who are responsible for conducting business on a day-to-day basis under the Board’s guidance. In turn, the management of the Company provides the Board of Directors with a regular and detailed flow of information relating to the Company’s overall condition and financial performance. The Board has determined that all non-employee directors, which include all directors other than Mr. Woodard and comprise a majority of the Company’s Board, satisfy the independence requirements defined under Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market, Inc. (“NASDAQ”). To be an independent director under this definition, a director may not be an officer or employee of the Company or have any other relationship with the Company that interferes with the exercise of independent judgment.

During 2007, the Board of Directors met 12 times for regular monthly meetings. All directors attended at least 75% of the total meetings of the Board of Directors and at least 75% of the various committees on which they are members, except for Mr. Fentriss who attended only 50% of the Investment and Trust Committee meetings due to conflicts. The Board does not have a policy regarding attendance by Board members at annual shareholders’ meetings. However, Board members are encouraged to attend such meetings and at the annual meeting held on June 26, 2007, all Board members were in attendance.

The Board of Directors has, among others, seven standing committees: Executive Committee, Audit Committee, Personnel/Compensation Committee, Investment Committee, Trust Committee, Nominating Committee and CRA Committee. At its first meeting after the Annual Meeting of Shareholders, the Board appoints the members of each committee. Committee members serve for one year or until the first meeting of the Board following the next Annual Meeting of Shareholders. More information on the committees of the Board is set forth on page 8.

Shareholder Communications with the Company’s Board of Directors

The Company provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Bank of the Commonwealth, Board of Directors, c/o Corporate Secretary, 403 Boush Street, Norfolk, Virginia 23510. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Nominating Committee and Procedures

The Board of Directors has designated a Nominating Committee, which is responsible for reviewing with the Board the appropriate skills and characteristics required to serve as a director of the Company. The Committee does not have a charter; however, the Board has adopted a Director Nominations Policy, which outlines the process by which the Nominating Committee members identify a candidate for possible inclusion in the Company’s recommended slate of director nominees. All members of the Nominating Committee are “independent directors,” as defined by the NASDAQ Stock Market’s listing standards.

The Board and the Nominating Committee believe that a director should be an individual with substantial accomplishments and sound business judgment, who has demonstrated integrity and ethics in his or her personal and professional life. Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include high-level leadership experience in business activities, breadth of knowledge about issues affecting the Company and time available for meetings and consultation on Company matters. The Nominating Committee seeks a diverse group of candidates who posses the background, skills, and expertise to make a significant contribution to the Board, and to the Company and its shareholders. The Committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information. Candidates whose evaluations are favorable are then chosen by the Committee to be recommended for selection by the full Board. The full Board then selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.

While there are no formal procedures for shareholders to submit director recommendations, the Nominating Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the Company’s executive offices at 403 Boush Street, Norfolk, Virginia 23510, Attn: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, and must be received by January 1, 2009 in order to be considered by the Nominating Committee for the annual election of directors in 2009. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating Committee.

In addition, in accordance with the Company’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if the shareholder gives written notice of his or her intent to make such nomination. In accordance with the Company’s bylaws, a shareholder nomination must include (a) as to each person whom the shareholder proposes to nominate for election, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder making the nomination, (i) the name and address, as they appear on the Company’s books, of such shareholder, and (ii) the class and number of shares of the Company’s common stock which are beneficially owned by such shareholder. Nominations must be received at the Company’s executive offices at 403 Boush Street, Norfolk, Virginia 23510, Attn: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, no later than April 24, 2009 and no earlier than March 25, 2009 for the annual election of directors in 2009.

Personnel/Compensation Committee and Procedures

The Personnel/Compensation Committee’s responsibilities include, among other duties, the responsibility to recommend to the Board of Directors the level of compensation to be paid to the executive officers, with the Board making the final determination. It also administers all incentive and equity compensation plans for the benefit of such officers, directors and employees eligible to participate in such plans. The Board does not have a charter for the Personnel/Compensation Committee. All members of the Personnel/Compensation committee are “independent directors,” as defined by the NASDAQ Stock Market’s listing standards.

BOARD COMMITTEES

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2007
Executive (1)	E. Carlton Bowyer, Ph.D. Laurence C. Fentriss Morton Goldmeier Thomas W. Moss, Jr. William D. Payne, M.D. Herbert L. Perlin Richard J. Tavss Raju V. Uppalapati (3) Edward J. Woodard, Jr., CLBB (2) Kenneth J. Young	• Acts on the Board’s behalf between Board meetings • Authorized to exercise all of the Board’s powers except for fundamental responsibilities, such as approval of the Articles of Incorporation or a plan of merger or consolidation • Acts on capital expenditures • Elects officers other than senior officers • Review and consider certain matters and policies for recommendation to the full Board	50

Audit	E. Carlton Bowyer, Ph.D. Morton Goldmeier (2) Thomas W. Moss, Jr. Herbert L. Perlin Kenneth J. Young	• Reviews financial reporting policies, procedures, and internal controls of the Company • Appoints independent auditors • Pre-approves audit, audit-related, and non-audit services to be performed by the Company’s independent auditors • Reviews related-party transactions • Reviews the Company’s policies, processes, and procedures regarding compliance with applicable laws’ and regulations and the Statement of Ethics	4

Personnel/ Compensation	E. Carlton Bowyer, Ph.D. Thomas W. Moss, Jr. William D. Payne, M.D. (2) Raju V. Uppalapati (3) Kenneth J. Young	• Recommends the compensation of officers to the Executive Committee and Board (3) • Recommends the granting of stock options and other employee remuneration plans to the full Board	2

Investment	Laurence C. Fentriss Morton Goldmeier (2) Thomas W. Moss, Jr. Herbert L. Perlin Richard J. Tavss Raju V. Uppalapati (3) Edward J. Woodard, Jr., CLBB	• Administers the investment policies of the Company	4

Trust	Laurence C. Fentriss Morton Goldmeier (2) Thomas W. Moss, Jr. Herbert L. Perlin Richard J. Tavss Edward J. Woodard, Jr., CLBB	• Sets overall operational policy • Responsible for matters related to the Bank’s Trust Department exercise of fiduciary powers	4

Nominating	E. Carlton Bowyer, Ph.D. (2) Laurence C. Fentriss William D. Payne, M.D. Richard J. Tavss Raju V. Uppalapati (3)	• Recommends those persons to be designated as Board nominees for election to the Board by the shareholders	1

CRA	Morton Goldmeier Laurence C. Fentriss William D. Payne, M.D. Herbert L. Perlin (2) Richard J. Tavss Edward J. Woodard, Jr., CLBB Kenneth J. Young	• Responsible for appointing the Community Reinvestment Act Officer • Review and verify compliance with the Bank’s Community Reinvestment Act Policy and Program • Defines the Bank’s “Assessment Area”	0

(1)	Committee consists of three members selected in rotation from the ten directors.
(2)	Committee Chair.
(3)	Mr. Uppalapati was added to the committee in September 2007.

AUDIT COMMITTEE REPORT

The Company’s Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Board of Directors is composed of five non-employee directors. The Board has determined that Morton Goldmeier, Chairman of the Audit Committee, is an audit committee financial expert as defined by Item 407(d)(5)(ii) of Regulation S-K and that each member of the Audit Committee is independent within the meaning of Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ and Rule 10A-3 under the Exchange Act. The Audit Committee held four meetings during 2007. The responsibilities of the Audit Committee are set forth in its charter, which is not currently available on the Company’s website. The Company intends to post the charter on its website in the future. The Audit Committee Charter was attached as Appendix A to the Company’s 2007 proxy statement. The Committee reviews and reassesses the charter at least annually.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61, as amended (“Communication with Audit Committees”). In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, and received and discussed the written disclosures and letter required by the Independence Standards Board Standards No. 1 (“Independence Discussions with Audit Committees”). The Committee discussed with the Company’s internal and independent auditors the overall scope and specific plans for their respective audits.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The meetings also are designed to facilitate any private communications with the Committee desired by the internal auditors or independent accountants. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

•	Morton Goldmeier, Chairman

•	E. Carlton Bowyer, Ph.D.

•	Thomas W. Moss, Jr.

•	Herbert L. Perlin

•	Kenneth J. Young

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Officers and Directors

Certain directors and officers of the Company and the Bank, members of their immediate families, and corporations, partnerships and other entities with which such persons are associated, are customers of the Bank. As such, some of these persons engaged in transactions with the Bank in the ordinary course of business during 2007 and in 2008, and will have additional transactions with the Bank in the future. All loans extended and commitments to lend by the Bank to such persons were made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collectability or present other unfavorable features.

As of December 31, 2007, the amount of loans from the Bank to all officers and directors of the Company and the Bank, and entities or persons with which they are associated, was approximately $22.0 million.

Business Relationships and Transactions with Management

In the ordinary course of business, the Company and the Bank engage in certain transactions with their officers and directors in which such officers and directors have a significant interest. All such transactions are made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties.

In 1984, the Bank entered into a lease with Boush Bank Building Associates, a Virginia limited partnership (the “Partnership”), to rent the headquarters building (the “Headquarters”) of the Company and the Bank, which is located at the corners of Freemason and Boush Streets, Norfolk, Virginia. The general partner of the Partnership is Boush Bank Building Corporation. The limited partners of the Partnership are Edward J. Woodard, Jr., CLBB, Chairman, President, CEO and director of the Company and the Bank, and the estates of George H. Burton and William P. Kellam, former directors. The lease requires the Bank to pay all taxes, maintenance and insurance. The term of the lease is twenty-three years and eleven months, and began on December 19, 1984. In connection with this property, the lessor has secured financing in the form of a $1.6 million industrial development revenue bond from the Norfolk Redevelopment and Housing Authority payable in annual installments, commencing on January 1, 1987, at amounts equal to 3.0% of the then outstanding principal balance through the twenty-fifth year, when the unpaid balance will become due. Interest on this bond is payable monthly, at 68.6% of the prime rate of SunTrust Bank in Richmond, Virginia. Monthly rent paid by the Bank is equal to interest on the above bond, plus any interest associated with secondary financing provided the lessor by the Bank. The Bank has the right to purchase, at its option, an undivided interest in the property at undepreciated original cost, and is obligated to purchase in each January after December 31, 1986, an undivided interest in an amount equal to 90.0% of the legal amount allowed by banking regulations for investments in fixed properties, unless the Bank’s return on average assets is less than seven-tenths of one percent. Under this provision, the Bank has purchased 54.4% of this property for a total of $999.6 thousand. No purchases have been made after 1988. In the opinion of management of the Company, the terms of the lease are no less favorable than could be obtained from a non-related party. Prior to executing the lease and before the holding company reorganization, the shareholders of the Bank owning a majority of Bank common stock consented to the foregoing lease.

In 1998, the Bank entered into a lease with respect to its branch at 1217 Cedar Road, Chesapeake, Virginia with Morton Realty Associates, a Virginia general partnership, and Richard J. Tavss and several other parties who share ownership and responsibility as landlord under the lease. Morton Goldmeier is a partner in Morton Realty Associates, one of the landlords under the lease, and is also a member of the Board of Directors of the Bank and the Company. Richard J. Tavss, also one of the landlords under the lease, is also a member of the Board of Directors of the Bank and the Company. Annual lease payments under the lease currently are $118.0 thousand. The original lease term ends July 31, 2010. The Board of Directors of the Company received two independent appraisals with respect to this property prior to entering into this lease. The Board and management believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

In 2006, the Bank entered into a lease with respect to its branch at 8468 Caratoke Highway, Powells Point, North Carolina with RAVA Developments, LLC, a North Carolina limited liability company. RAVA Group, LLC, a North Carolina limited liability company, is the managing member of RAVA Developments, LLC. Raju V. Uppalapati is the Chairman and CEO of RAVA Group, LLC and effective September 10, 2007, is also a member of the Board of Directors of the Bank and the Company. In 2007, the property was sold to Powells Point, LLC, a North Carolina limited liability company and the related lease was assigned. T. Brandon Woodard, JD, AMB is the sole member in Powells Point, LLC and is the son of Edward J. Woodard, Jr., CLBB, who is the Chairman, President, CEO and a director of the Bank and the Company. Annual lease payments under the lease currently are $98.0 thousand. The lease has an initial term of 15 years and runs through June 30, 2022. The Board and management believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

In January 2007, the Bank entered into a lease with respect to its branch at 26006 NC Highway 12, St. Waves Plaza Unit 1, Waves, North Carolina with Noraj & Associates, Inc., a North Carolina corporation. Raju V. Uppalapati is the owner of Noraj & Associates, Inc. and effective September 10, 2007, is also a member of the Board of Directors of the Bank and the Company. Annual lease payments under the lease currently are $46.1 thousand. The lease has an initial term of 10 years and runs through April 30, 2017. The Board and management believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

In February 2007, the Bank entered into a lease with respect to its future branch at 562 Caratoke Highway, Moyock, North Carolina with R&E Capital Investments, LLC, a North Carolina corporation. Raju V. Uppalapati is the managing member of R&E Capital Investments, LLC and effective September 10, 2007, is also a member of the Board of Directors of the Bank and the Company. In late 2007, the property was sold to Moyock One, LLC, a North Carolina limited liability company and the related lease was assigned. T. Brandon Woodard, JD, AMB is a member with a 50% ownership in Moyock One, LLC and is the son of Edward J. Woodard, Jr., CLBB, who is the Chairman, President, CEO and a director of the Bank and the Company. RAVA Properties, LLC, a North Carolina limited liability company, is a member with a 50% ownership in Moyock One, LLC. Raju V. Uppalapati is the sole member of RAVA Properties, LLC. Management expects this branch to open in June 2008 with annual lease payments under the lease at $46.4 thousand for the first year. The lease has an initial term of 10 years and runs through May 31, 2017. The Board and management believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

In 2007, the Bank entered into a lease with respect to its future North Carolina branch headquarters, which will house offices for each of the Company’s subsidiaries, Bank of the Commonwealth Mortgage, Executive Title Center and Commonwealth Financial Advisors, LLC, at 3732 North Croatan Highway, Kitty Hawk, North Carolina with R&E Capital Investments, LLC, a North Carolina corporation. Raju V. Uppalapati is the managing member of R&E Capital Investments, LLC and effective September 10, 2007, is also a member of the Board of Directors of the Bank and the Company. In conjunction with the construction of this branch, BD&A Realty & Construction, Inc., a North Carolina corporation, is acting as the general contractor and will receive a fee of 10% of the total build out cost for performing this service. In 2008, the property was sold to Commonwealth Property Associates, LLC, a Virginia limited liability company and the related lease was assigned. Membership in Commonwealth Property Associates, LLC is comprised as follows: Bank of the Commonwealth (61.0%); RAVA Properties, LLC (20.0%), of which Raju V. Uppalapati is the sole member of; Bobbie Joe Schooler (4.0%) and Besianne Tavss Maiden (4.0%), daughters of Richard J. Tavss, who is a member of the Board of Directors of the Bank and the Company; T. Brandon Woodard, JD, AMB (1.0%), son of Edward J. Woodard, Jr., CLBB, who is the Chairman, President, CEO and a director of the Bank and the Company; Jennifer Young (2.67%), Michael Young (2.67%) and Benjamin Young (2.66%), children of Kenneth J. Young, who is a member of the Board of Directors of the Bank and the Company; Madison S. Fields (0.50%) and Reagan S. Fields (0.50%), daughters of Stephen G. Fields, who is an Executive Vice President and Commercial Loan Officer of the Bank; and Simon Hounslow (1.00%), who is the Executive Vice President and Chief Lending Officer of the Bank. The lease has an initial term of 15 years and runs through May 31, 2023. Management expects this branch to open in July 2008 with annual lease payments under the lease at $223.3 thousand for the first year. Commonwealth Property Associates, LLC entered into a lease with BD&A Realty & Construction, Inc. to sublease approximately 2,700 square feet of the building. Raju V. Uppalapati is a partner in BD&A Realty & Construction, Inc. Annual rental income under the lease will be $48.6 thousand for the first year. The lease has an initial term of three years and runs through May 31, 2011. Under the terms of the lease, the tenant will have the option to extend the term for two additional periods of five (5) years each. The Board and management believe the terms of these leases are no less favorable than could be obtained from a non-related party in an arms-length transaction.

In 2007, the Bank signed a letter of intent and proposal to lease its future branch at 221 Western Avenue, Suffolk, Virginia with Glenn Development, Inc., a Virginia corporation. In January 2008, Glenn Development, Inc. assigned the right to purchase and lease the property to Suffolk One, LLC, a Virginia limited liability company. T. Brandon Woodard, JD, AMB is the sole member in Suffolk One, LLC and is the son of Edward J. Woodard, Jr., CLBB, who is the Chairman, President, CEO and a director of the Bank and the Company. The lease has an inital term of 10 years. Management expects this branch to open in August 2008 with annual lease payments under the lease at $44.4 thousand for the first year. The Board and management believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

The Bank has also from time to time retained the Norfolk, Virginia law firm of Tavss Fletcher, of which Richard J. Tavss, a director of the Company and the Bank, is senior counsel, to perform certain legal services for the Company and the Bank. During 2006, the Company engaged Anderson & Strudwick, Inc. as the Company’s placement agent for a $27.5 million private placement of its common stock. Laurence C. Fentriss, a director of the Company and the Bank, is President of Anderson & Strudwick Investment Corporation, the parent company of Anderson & Strudwick, Inc. The aggregate placement agent fee was 4.26% of the offering gross proceeds, which amounted to $1.17 million.

The Company does not have a formal written policy regarding the review of potential conflicts of interest between the Company and the Bank and the Company’s directors, executive officers and their associates. However, the Board of Directors is responsible for reviewing and approving, ratifying or disapproving any non-banking transactions with the Company or the Bank in which directors, executive officers or their associates may participate. The Board of Directors is currently developing a formal policy outlining the current practices.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section l6(a) of the Exchange Act requires directors, executive officers and persons who beneficially own more than 10.0% of the Company’s common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16 forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all Section 16 filing requirements applicable to its directors, officers and greater than 10.0% beneficial owners were complied with in 2007.

CODE OF ETHICS

The Company and the Bank have a Code of Ethics and Personal Conduct applicable to all officers and other employees of the Company. In addition, the Company has adopted a Code of Ethics that applies to the chief executive officer, the principal financial officer and the controller which is encompassed within the overall “Code of Ethics and Personal Conduct” policy in effect for all employees. The Company will provide a copy of the Code of Ethics without charge upon written request directed to Cynthia A. Sabol, Executive Vice President and Chief Financial Officer, Commonwealth Bankshares, Inc., 403 Boush Street, Norfolk, VA 23510.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Personnel/Compensation Committee (the “Committee”) assists the Board of Directors in administering the policies governing the annual compensation paid to executive officers. The goal of the Committee is to motivate executives to achieve a range of performance consistent with the Company’s strategic and business plans approved by the Board of Directors while insuring that the financial costs of current or proposed compensation and benefit programs are reasonable and consistent with industry standards and shareholder interests. The Committee is comprised of five non-employee directors, William D. Payne, M.D., Chairman, E. Carlton Bowyer, Ph.D., Thomas W. Moss, Jr., Kenneth J. Young and Raju V. Uppalapati (added in September 2007), each of whom is independent under the NASDAQ listing standards.

Compensation Philosophy

The Company’s executive compensation programs are designed to attract, motivate and retain executive talent with the skills, experience, motivation and commitment needed to optimize shareholder value in a competitive environment. The executive compensation programs adopted by the Committee reflect the Committee’s belief that employee performance and achievement will result in economic benefits to the Company, and that they will support the goal of increasing shareholder value by achieving specific financial and strategic objectives.

The Company’s executive compensation programs are designed to:

•	provide levels of base compensation that are competitive geographically and with comparable companies;

•	provide annual incentive compensation that varies in a manner consistent with the achievement of individual performance objectives and financial results of the Company; and

•	provide long-term incentive compensation that focuses executive efforts on building shareholder value through meeting longer-term financial and strategic goals.

Compensation Program Components and Process

Elements of compensation for our executives include: salary, bonus, equity incentive awards, health, disability and life insurance, deferred supplemental compensation and perquisites. In designing and administering the Company’s executive compensation programs, the Committee attempts to strike an appropriate balance among these various elements, each of which is discussed in detail below. The Committee believes that executive compensation should be closely tied to financial and operational performance of the Company, as well as to the individual performance and responsibility level of the executives. The Committee also believes that executive compensation should contain an equity based component in order to more closely align executive interests with those of shareholders.

Executive compensation is set at the regularly scheduled fall meeting of the Committee. The Chief Executive Officer does not make recommendations regarding or participate in the review of his compensation. With respect to the Company’s other executive officers, the Committee considers salary and incentive recommendations prepared by the Chief Executive Officer to establish compensation. Following extensive review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for its approval.

The Committee primarily utilizes publicly available professional compensation surveys and labor market studies, including the Virginia Bankers Association’s Annual Executive Compensation and Benefits Survey, to make informed decisions regarding pay and benefit practices. Surveys prepared by management are also used to periodically ensure that the Company is maintaining its labor market competitiveness. The Company also reviews the executives’ salaries and benefits with those of executives in comparable positions within businesses of a similar size in the Company’s marketplace. While the Company does not set compensation at set percentage levels compared to the market, the Committee does seek to provide salary, incentive compensation opportunity and employee benefits that fall within the average practice of the Company’s competitors and the labor markets in which it participates, with the potential for higher than average compensation when the Company or the executive exceeds their performance goals.

Base Salary

Using the data obtained in the salary surveys, base pay for the Company’s executives is established based on the scope of their responsibilities, performance and the applicable competitive market compensation paid by other companies for similar positions. The subjective decisions regarding the amount and mix of compensation elements are primarily based upon an assessment of each executive’s leadership, performance and potential to enhance long-term shareholder value. Key factors include: the executive’s contribution to the Company’s financial results, and the executive’s effectiveness in leading initiatives to increase shareholder value, productivity and revenue growth.

Performance Bonus

The Company maintains a management incentive cash bonus program to reward superior performance for the year. Executive bonuses are paid based on an evaluation of each executive’s current year performance, taking into consideration the Committee’s assessment of the overall financial, market and competitive performance of the Company and, for the commercial loan officers, their loan productivity and profitability levels. Cash bonuses are typically paid at the end of the fiscal year based on performance through the end of October of said year.

In establishing the Chief Executive Officer and Chief Financial Officer bonuses, in addition to the above, the Committee considers the level of and/or increases in return on average assets and return on average equity without encouraging short-term profitability through unreasonable risk-taking or a deterioration of long-term asset quality; consideration of individual as well as combined measures of progress of the Company including the quality of the loan and investment portfolio, desirable changes in capital ratios, the overall growth of the Company, the improvement of market share, the improvement in book value per share, the improvement in earnings per share, the level of non-performing loans, other real estate owned and other objectives as may be established by the Board of Directors; the SCC and Federal Reserves’ CAMELS ratings; and the compensation and benefit levels of comparable positions at peer institutions within the financial services industry operating in Virginia. There is no minimum or maximum bonus opportunity for the Chief Executive Officer and the Chief Financial Officer. The Committee determines the amount of the cash bonus based on its evaluation of all of these factors with no minimum target or maximum award in mind.

The executive commercial loan officers’ annual bonuses are set as a percentage of base salary and are tied to the achievement of several targets. The maximum potential bonus an executive commercial loan officer may be awarded is 50% of his base salary. The payout percentage is based on the officer’s average outstanding loan volume under management at the end of October of each year subject to increase or decrease based on satisfaction of the factors below. For every $2 million increase in average loan volume above the base volume of $10 million, the bonus will increase by 1% of the officer’s base salary beginning at 1%. In order to achieve the maximum bonus payout several factors will be considered: the Company must achieve certain profitability and performance levels which are set at the beginning of each year by the Committee; the credit quality of the commercial loan officer’s individual portfolio must be acceptable in the opinion of and based solely on the judgment of the President and Chief Executive Officer, the Chief Credit Officer and the Committee; and management of the commercial loan officer’s loan portfolio regarding quality of loan write-ups, monitoring collateral and financial statement exceptions, monitoring past due loans and monitoring maturity issues, must be up to established Company standards and deemed acceptable by the President and Chief Executive Officer, Chief Credit Officer and the Committee. If the above goals are not met or performance is not in line with established Company standards, the bonus level, if any, awarded to the executive commercial loan officer is at the sole discretion of the Committee.

Equity Incentive Awards

The Company utilizes long-term equity incentive awards to promote the success of the Company and enhance its value by providing motivation for outstanding performance and employment longevity through linking the personal interest of participants to those of the Company’s shareholders. The 2005 Stock Incentive Plan was approved by the shareholders at the Annual Meeting of Shareholders held on June 28, 2005 and provides for the issuance of restricted stock awards, stock options in the form of incentive stock options and non-statutory stock options, stock appreciation rights and other stock-based awards to employees and directors of the Company.

The Committee annually submits a recommendation in November to the Company’s Board of Directors regarding whether awards should be made for the fiscal year, and if so, the amount of award to be made to each participant. The total value of the awards and their effect on shareholder dilution is considered in determining the total amount of awards to be made for each fiscal year. Annual awards are generally made to individuals at the end of each fiscal year. These grants are made by the Board, based on recommendations submitted to the Committee by the Company’s Chief Executive Officer, except for his award which is determined by the Committee, based on the executive’s contribution to the success of the Company, taking into consideration competitive grant levels and total options granted as a percentage of shares outstanding. Each grant is designed to align the interests of the executive with those of the shareholders.

All awards of stock options under the aforementioned program are made at or above the market price at the time of the award. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. In 2007, all awards consisted of grants of stock options having exercise prices equal to 100% of the fair market value of the Company’s common stock on the date of grant. All stock options granted have a ten year life and are fully vested and exercisable at the date of grant.

The Committee also considers the accounting implications of Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”) in its determination of the type and appropriate levels of long-term compensation. The Committee gave serious consideration to the prospect of granting restricted stock awards as opposed to stock option grants, and determined that the subjective benefits and costs associated with stock option grants were more appropriate for the Company at this time. The Committee intends to continue to consider the benefits of alternative approaches to long-term compensation in order to select the method that will allow the Company to attract and retain highly skilled employees, and reward them for their continued employment with the Company and their hard work and commitment to the long-term success of the Company.

Stock option grants to the named executive officers (as defined below) are detailed in the Grants of Plan-Based Awards for 2007 on page 17.

Deferred Supplemental Compensation

The Bank has entered into a deferred supplemental compensation agreement with each of the named executive officers of the Company to help retain the services of these key executives. Mr. Woodard entered into an amended and restated deferred supplemental compensation agreement, dated May 18, 2004, with the Bank. Under the supplemental agreement, upon Mr. Woodard attaining the age of 65, upon his termination with the Company for any reason whatsoever or upon his death, Mr. Woodard or his beneficiary shall be entitled to payment from the Bank of: (i) $250,000 in 120 equal consecutive monthly installments of $2,083.33 each, (ii) $720,000 in 180 equal consecutive monthly installments of $4,000 each, and (iii) $540,000 in 180 equal consecutive monthly installments of $3,000 each, all three such payments being payable on the first day of each such month. Any payments described above shall be made on each such payment date to Mr. Woodard, regardless of whether he is employed by the Company at the time he becomes eligible for such payments. In addition to all payments described above, upon Mr. Woodard’s death, the Company shall pay to his beneficiary a lump sum payment of $250,000, payable on the first day of the second calendar month immediately following the date of death. Under the supplemental agreement, Mr. Woodard is obligated to make himself available to the Company after his retirement, so long as he receives payments under the supplemental agreement, for occasional consultation which the Company may reasonably request. Any amounts unpaid under the supplemental agreement may be forfeited, after notice to Mr. Woodard, in the event that the Board of Directors of Company determines in good faith that Mr. Woodard is performing services of any kind for a firm or other entity competitive with the business of Company during the period that he is receiving payments under the supplemental agreement.

The Company has also entered into amended deferred supplemental compensation agreements with Ms. Sabol, Mr. Hounslow and Mr. Fields. The terms and conditions of these amended agreements are virtually the same as those of Mr. Woodard’s deferred supplemental compensation agreement described above, except for the amount of payment to which they are entitled. Under the supplemental agreement, Ms. Sabol is entitled to payment from the Bank of $1,500,000 in 180 equal consecutive monthly installments of $8,333.33 each. Mr. Hounslow and Mr. Fields are both entitled to $750,000 in 180 equal consecutive monthly installments of $4,166.67 each.

Supplemental Executive Retirement Plan

Effective February 1, 2002, the Company’s Board of Directors approved the Bank of the Commonwealth Supplemental Executive Retirement Plan, which is an executive deferred compensation plan in order to provide a select group of management and highly compensated executives the opportunity to elect to defer part or all of the compensation (including bonuses) payable to such executives during any plan year. Under this plan, a participant may designate a fixed dollar amount or a percentage to be deducted from his or her salary and/or bonus and then indicate how the deferred amount is to be invested between a fund that tracks the value of the Company’s stock and a simple interest bearing fund. The amount of deferred compensation in an executive’s account is held in a rabbi trust, but such amounts continue to be subject to the claims of the Bank’s general creditors until such time as they are distributed to the executive. Distributions are generally available at retirement age, death, or on account of disability. In addition, an executive who separates from service for a reason other than retirement, death, or disability, is entitled to receive distribution when he or she reaches age 65 (unless he or she dies or becomes disabled in the meantime, in which case benefits will be payable pursuant to the plan terms regarding such distributions). Distributions may also be made in certain situations following a change in control. Distributions are generally made in the form of installment payments, although a distribution in a lump sum is available in limited situations. As of December 31, 2007, no executives are participating in this plan.

Perquisites and Other Employee Benefits

The Company provides the named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Company provides these perquisites as part of providing a competitive executive compensation program and for employee retention. The Committee periodically reviews the level of perquisites and other personal benefits provided to the executive officers.

The Company’s executive officers receive the fringe benefits normally provided by the Company to all other employees, including life, medical and disability insurance, participation in its 401(k) plan, paid time off and other Company-wide benefits which may be in effect from time to time. In addition to these standard employee benefits, the executive officers are provided with the use of Company automobiles, enhanced key-man long-term disability insurance and several named executive officers are provided Company-paid memberships to a country club for customer entertaining.

Attributed cost of the personal benefits described above for the named executive officers for the fiscal years ended December 31, 2006 and 2007, are included below in the Summary Compensation Table.

Employment Contracts

The Company has entered into employment contracts that include “change in control” provisions with certain key executives, including the named executive officers. The employment contracts are designed to promote stability and continuity of senior management. Information regarding applicable payments under such contracts for the named executive officers is provided under the sections “Employment Agreements” and “Potential Payments Upon Termination or Change in Control”.

Tax and Accounting Implications

In designing its executive compensation programs, the Company takes into consideration the accounting and tax effect that each element will or may have on the Company and the executive officers as a group.

Beginning on January 1, 2006, the Company began accounting for stock-based payments including stock options, restricted stock and other equity awards in accordance with the requirements of SFAS No. 123(R). In determining to grant only stock options instead of restricted stock or other forms of equity compensation, the Company considered the accounting impact and tax benefits, and has tried to minimize the overall equity compensation cost.

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which places a limitation on tax deductions of any publicly held corporation for individual compensation to certain executives of such corporation exceeding $1 million in any taxable year, unless the compensation is performance based. The Company believes that compensation paid under the management incentive plans are fully deductible for federal income tax purposes.

Mr. Woodard’s and Ms. Sabol’s employment contracts provide for a gross–up payment in the event any payment or distribution by the Company to or for the benefit of either executive, under a change in control, would be subject to the excise tax imposed by Section 4999 of the Code, to cover the excise tax imposed on the payments. If the severance exceeds certain limits as outlined under the Code, the Company may lose part of the deductibility of the severance for income tax purposes.

Generally, the Committee desires to maintain the tax deductibility of the compensation for executive officers to the extent it is feasible and consistent with the objectives of the Company’s executive compensation programs. The Committee considers ways to maximize the deductibility of executive compensation, but intends to retain the discretion it deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

Compensation Committee Report

The Personnel/Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for its 2008 annual meeting, as filed with the Securities and Exchange Commission.

The Personnel/Compensation Committee

William D. Payne, M.D., Chairman

E. Carlton Bowyer, Ph. D.

Thomas W. Moss, Jr.

Raju V. Uppalapati

Kenneth J. Young

Summary Executive Compensation

The following table sets forth information for the years ended December 31, 2006 and 2007 regarding the compensation paid or accrued by the Company and its subsidiary for the Company’s named executive officers.

Summary Compensation Table for 2007

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total ($)

Edward J. Woodard, Jr., CLBB Chairman of the Board President and Chief Executive Officer	2007	$400,000	$300,000	$1,890	$—	$160,526	$97,625	$960,041
	2006	$330,000	$225,000	$7,632	$—	$160,526	$76,603	$799,761

Cynthia A. Sabol, CPA, Executive Vice President and Chief Financial Officer	2007	$200,000	$115,000	$1,890	$—	$27,353	$15,786	$360,029
	2006	$170,000	$100,000	$7,632	$—	$27,353	$15,091	$320,076

Simon Hounslow, Executive Vice President and Chief Lending Officer	2007	$165,000	$—	$1,890	$82,500	$14,326	$14,848	$278,564
	2006	$150,000	$—	$7,632	$75,000	$14,326	$14,109	$261,067

Stephen G. Fields, Executive Vice President and Commercial Loan Officer	2007	$152,000	$—	$1,260	$76,000	$16,070	$15,092	$260,422
	2006	$140,000	$—	$3,180	$65,000	$16,070	$14,074	$238,324

(1)	Awards under the Company’s management incentive cash bonus program are reported under the Bonus column for Mr. Woodard and Ms. Sabol as they are not considered incentive plan compensation. The annual cash bonus awards for Messrs. Hounslow and Fields are reported under the Non-Equity Incentive Plan Compensation column.
(2)	Represents the amount of expense recognized in each of 2007 and 2006 with respect to option awards for financial reporting purposes. Refer to Note 1 and Note 20 in the Consolidated Financial Statements attached as Exhibit 99.1 of the Form 10-K as of December 31, 2007 for the relevant assumptions used to determine the valuation of the option awards.
(3)	Expense recognized in 2007 and 2006 for the annual accrual under the named executive officers Deferred Supplemental Compensation Agreement.
(4)	Includes 401(k) matching contribution, 401(k) profit sharing, premiums paid for key man long-term disability plans, and directors fees paid to Mr. Woodard for 2007 and 2006 in the amounts of $75,500 and $55,300, respectively, and life insurance premium paid for the benefit of Mr. Woodard’s beneficiary.

Grants of Plan-Based Awards

The following table summarizes certain information with respect to plan-based awards granted to the named executive officers during or for the year ended December 31, 2007 under the Company’s management incentive cash bonus program and 2005 Stock Incentive Plan, and reflects the amounts that could have been paid under each such award.

Grants of Plan-Based Awards for 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Underlying Options (#)(2)	Awards ($/Sh)	Awards ($) (3)
Edward J. Woodard, Jr., CLBB		—	—	—
	12/11/2007				1,500	$16.980	$1,890

Cynthia A. Sabol, CPA		—	—	—
	12/11/2007				1,500	$16.980	$1,890

Simon Hounslow		$1,650		$82,500
	12/11/2007		—		1,500	$16.980	$1,890

Stephen G. Fields		$1,520		$76,000
	12/11/2007		—		1,000	$16.980	$1,260

(1)	The maximum potential bonus under the Company’s management incentive cash bonus program an executive commercial loan officer may be awarded is 50% of his base salary. The payout percentage is based on the officer’s average outstanding loan volume under management at the end of October of each year subject to increase or decrease based on satisfaction of certain factors. For every $2 million increase in average loan volume above the base volume of $10 million, the bonus will increase by 1% of the officer’s base salary beginning at 1.0%. The actual bonus earned for 2007 is reported under Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)	Options granted were incentive stock options pursuant to the Company’s 2005 Stock Incentive Plan. The terms of the options provide for immediate vesting and a term of ten years. Options expire 90 days after termination of employment, including retirement. In the event of death, the option award remains exercisable until the tenth anniversary of the option’s date of grant.
(3)	Represents the fair market value of the option awards on December 11, 2007 computed in accordance with SFAS No. 123(R). The closing price of the Company’s stock was $16.98 on December 11, 2007.

Outstanding Equity Awards

The table below sets forth information regarding the outstanding equity awards as of December 31, 2007 for each named executive officer. The Company has not granted any restricted stock.

Outstanding Equity Awards at 2007 Fiscal Year-End

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date
Edward J. Woodard, Jr., CLBB	4,537(2)	$ 8.281	12/31/08
	6,050(3)	7.686	12/31/09
	6,050(3)	5.893	10/01/11
	5,324(3)	15.950	12/30/13
	5,445(3)	15.512	12/14/14
	36,300(4)	19.008	09/26/15
	1,320(4)	24.873	12/06/16
	3,630(3)	15.512	12/14/14
	3,630(3)	19.314	09/26/15
	3,630(4)	21.694	11/15/15
	1,500(4)	16.980	12/11/17

Cynthia A. Sabol, CPA	7,260(3)	$15.512	12/14/14
	36,300(4)	19.008	09/26/15
	1,320(4)	24.873	12/06/16
	1,500(4)	16.980	12/11/17

Simon Hounslow	2,722(2)	$ 8.281	12/31/08
	3,025(3)	7.686	12/31/09
	3,025(3)	5.893	10/01/11
	4,840(3)	15.950	12/30/13
	6,050(3)	15.512	12/14/14
	30,250(4)	19.008	09/26/15
	1,320(4)	24.873	12/06/16
	1,500(4)	16.980	12/11/17

Stephen G. Fields	6,050(3)	$15.512	12/14/14
	30,250(4)	19.008	09/26/15
	550(4)	24.873	12/06/16
	1,000(4)	16.980	12/11/17

(1)	All options are immediately vested on the date of grant.
(2)	Stock Options issued under the Company’s 1990 Stock Option Plan.
(3)	Stock Options issued under the Company’s 1999 Stock Incentive Plan.
(4)	Stock Options issued under the Company’s 2005 Stock Incentive Plan.

Option Exercises and Stock Vested

The following table shows the options that were exercised by the named executive officers during the last fiscal year.

Option Exercises and Stock Vested for 2007

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Edward J. Woodard, Jr., CLBB	4,900	$42,429	(1)
Simon Hounslow	2,940	$24,370	(2)

(1)	The value is equal to (i) the excess of $16.13, the closing price of the Company’s common stock on December 19, 2007, the day that the option was exercised, over $7.471, the exercise price, multiplied by (ii) 4,900 options.
(2)	The value is equal to (i) the excess of $15.76, the closing price of the Company’s common stock on December 21, 2007, the day that the option was exercised, over $7.471, the exercise price, multiplied by (ii) 2,940 options.

Deferred Supplemental Compensation

This table shows the accumulated benefit as of December 21, 2007 for each named executive officer under his or her deferred supplemental compensation agreement in effect at such time.

Pension Benefits (1)

Name	Plan Name (2)	Present Value of Accumulated Benefit ($)
Edward J. Woodard, Jr., CLBB	Amended and Restated Deferred Supplemental Compensation Agreement	$893,707

Cynthia A. Sabol, CPA	Deferred Supplemental Compensation Agreement	$95,738

Simon Hounslow	Amended and Restated Deferred Supplemental Compensation Agreement	$73,097

Stephen G. Fields	Deferred Supplemental Compensation Agreement	$56,246

(1)	The number of years of credited service are not relevant to the deferred supplemental compensation agreements, so the Number of Years of Credited Service column has been omitted.
(2)	The named executive officers are fully vested under the deferred supplemental compensation agreements.

Employment Agreements

The Company has entered into employment contracts with Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, dated November 21, 2006 and Cynthia A. Sabol, CPA, Executive Vice President and Chief Financial Officer, dated November 21, 2006. The agreements provide for Mr. Woodard’s and Ms. Sabol’s (each a “Senior Executive”) employment until the earlier of December 31, 2009, the Senior Executive’s death or disability; provided, however, the employment contracts allow for termination of employment by either the Company, or by the Senior Executive in the event of a “change in control” of the Company or the Bank, or by the Senior Executive for “Good Reason.” The Senior Executive’s employment contract will be renewed automatically provided that on December 31, 2008 and on each December 31st thereafter (the “Renewal Date”) the agreement will be automatically extended for an additional calendar year so as to terminate two years from such renewal date, unless either party elects not to renew the agreements.

Under the employment contract, in the case of termination as a consequence of disability, the Company will continue to pay the Senior Executive his or her base salary and health and medical insurance for six months.

In the case of a termination by the Company prior to a “change of control,” but without “cause,” the Senior Executive will be entitled to receive two times his or her annual base salary in effect on the date of termination, payable in 24 equal monthly installments. In addition, the Senior Executive would be eligible to continue to receive medical and other insurance benefits for a period of two years. In the event of a termination of employment by the Senior Executive for “good reason,” the Senior Executive will be entitled to receive 36 equal monthly payments, which, in total, equal his or her annual base salary in effect on the date of termination. In addition, the Senior Executive would be eligible to continue to receive medical and other insurance benefits for a period of three years.

In the event of a termination of employment by the Company subsequent to a “change in control,” but not for “cause,” or by the Senior Executive within twelve months following a change in control, the Senior Executive would be entitled to receive in a lump sum payment within ten days or unless the executive makes an election to receive the benefit in equal monthly installments, a salary continuance benefit in an amount equal to 2.99 times the Senior Executive’s base salary in effect at the date of termination, plus the highest annual bonus paid or payable for the two most recently completed years. In addition, the Senior Executive would be eligible to continue to receive all health and dental plans, disability, life insurance plans and all other welfare benefit plans for a period of three years. The severance payment could be increased (gross up payment) if it is determined that the severance payment together with any other payments or benefits would be subject to the excise tax imposed under the Code.

Under the agreements, a “change in control” will be deemed to have occurred upon one or more of the following occurring:

•	The acquisition by any person of beneficial ownership of 25.0% or more of the then outstanding shares of the common stock of the Company;

•	A change in the majority of the members of the Board of Directors of either the Company or the Bank;

•	Approval by the shareholders of the Company of a reorganization, merger, share exchange or consolidation; or

•	Complete liquidation or dissolution of the Company or the Bank, or of the sale or other disposition of all or substantially all of the assets of the Company.

The term “for cause” includes a termination of the Senior Executive for his or her failure to perform the required services, gross or willful neglect of duty or a legal or intentional act demonstrating bad faith. The term “good reason” is defined as: the assignment of duties to the Senior Executive by the Company which result in the Senior Executive having significantly less authority or responsibility than he or she had on the date of hire, without his or her express written consent; a reduction by the Company of the Senior Executive’s base salary; the requirement that the Senior Executive’s principal office location be moved or relocated to a location that is more than 35 miles from the current principal office location; or the Company’s failure to comply with any material terms of the agreement.

In addition to Mr. Woodard’s and Ms. Sabol’s employment contracts, the Company has entered into similar employment contracts with Simon Hounslow and Stephen G. Fields each dated May 18, 2004. The agreements provide for Mr. Hounslow’s, and Mr. Fields’ (each an “Executive”) employment to extend for a period of on year and to be renewed automatically each year unless either party elects not to renew the agreement, their death or disability. Additionally, the employment contracts allow for termination of employment by either the Company, or the Executive in the event of a “change of control” of the Company or the Bank, or by the Executive for “good reason.”

Under the employment contracts, in the case of a termination by the Company prior to a “change of control,” but not “for good cause,” Mr. Hounslow and Mr. Fields will each be entitled to receive 12 equal monthly payments, which in total, equal his annual base salary. In the event of a termination of the employment contract by the Executive for “good reason” by the Company subsequent to a “change of control,” but not “for good cause,” the Executive will be entitled to receive 60 equal monthly payments, which in total, equal the present value of one times the Executive’s base salary minus $1.00 at the time of termination. In addition, the Executive would be eligible to continue to participate in the Company’s medical and other insurance benefit programs for a period of up to six months.

Under the agreements, a “change in control” will be deemed to have occurred upon one or more of the following occurring:

•	Any third party acquiring, or entering into a definitive agreement to acquire, more than 25.0% of the stock of either the Company or the Bank;

•	A change in the majority of the members of the Board of Directors of either the Company or the Bank during any one year period; or

•	The Company ceasing to be the owner of all of the Bank’s common stock, except for any directors’ qualifying shares.

The term “for good cause” includes a termination of the Executive for his failure to perform the required services, gross or willful neglect of his duty or a legal or intentional act demonstrating bad faith. The term “good reason” is defined as any assignment to the Executive of duties or responsibilities inconsistent with those in effect on the date of the agreement, the location of the Executive office and/or workplace for employer is moved or relocated to a site 25 miles or more from the location as of the date of this agreement, or a change in control of either the Company or the Bank.

Potential Payments Upon Termination or Change in Control

The table below shows the present value of estimated Company payments pursuant to the employment contracts outlined above, upon a termination of employment, including the Company gross-up payments for the excise tax on parachute payments upon a change in control, for each of the named executive officers. The payments represent the maximum possible payments under interpretations and assumptions most favorable to the Senior Executives and Executives. All termination events are assumed to occur at December 31, 2007. For the below calculations it is assumed the Senior Executives and Executives elected to receive a lump sum payment if the choice is given under the provisions of the agreements. Company payments to a terminated Senior Executive or Executive may be more or less than the amounts shown in the table if the termination of employment occurs in a later year or because of contingencies contained in the various agreements and plans. There are no potential payments due to the named executive officers pursuant to the employment contracts under a termination of employment by the executives without good reason, termination of employment by Company with cause or upon death. No accelerated vesting of equity awards is reflected in the table below because all equity awards are vested at the date of grant.

Potential Payments Upon Termination or Change in Control Table

(in thousands)	Woodard	Sabol	Hounslow	Fields
Termination of Employment by Executive with Good Reason
Employment agreement:
Salary	$1,200	$600	$207	$191
Welfare benefits	30	33	4	6

Termination of Employment by Company without Cause
Employment agreement:
Salary	800	400	158	146
Welfare benefits	21	23	6	6

Disability
Employment agreement:
Salary	196	98	81	74
Welfare benefits	3	3	4	4

Change in Control
Employment agreement:
Salary	2,093	942	207	191
Welfare benefits	30	33	4	6
Excise Tax Gross-up	887	387	—	—

Director Compensation

The following table sets forth a summary of the compensation paid to non-employee directors in 2007:

Director Compensation for 2007

Name (1)	Fees Earned or Paid in Cash ($) (2)	Option Awards ($) (3)	Total ($)
E. Carlton Bowyer, Ph. D.	$51,750	$1,260	$53,010

Laurence C. Fentriss	40,750	1,260	42,010

Morton Goldmeier	50,500	1,260	51,760

Thomas W. Moss, Jr.	54,500	1,260	55,760

William D. Payne, M.D.	45,250	1,260	46,510

Herbert L. Perlin	46,000	1,260	47,260

Richard J. Tavss	47,500	1,260	48,760

Raju V. Uppalapati	18,750	1,260	20,010

Kenneth J. Young	47,250	1,260	48,510

(1)	Director fees paid to Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer are presented under All Other Compensation on the Summary Compensation Table on page 16.
(2)	Includes any fees deferred by the director.
(3)	Represents the amount of expense recognized in 2007 with respect to option awards for financial reporting purposes. Refer to Note 1 and Note 20 in the Consolidated Financial Statements attached as Exhibit 99.1 of the Form 10-K as of December 31, 2007 for the relevant assumptions used to determine the valuation of the option awards.

During 2007, each director of the Company was paid $2,000 for attendance at each Board meeting and $500 for attendance at each meeting of a committee of the Board of which he was a member except for Executive Committee meetings for which the directors were paid $750 per meeting. Additionally, each director of the Company was paid a quarterly retainer of $3,000. The Company has a Director’s Deferred Compensation Plan, which allows directors to defer recognition of income on all or any portion of the directors’ fees they earn. During 2007, a total of $127.5 thousand was deferred by directors under this plan. The terms and conditions of the plan are very similar to the terms and conditions of the Bank’s Supplemental Executive Retirement Plan described under the “Stock Option and Employee Benefit Plans” section below.

Stock Option and Employee Benefit Plans

1990 Stock Option Plan. On February 20, 1990, the Company’s Board of Directors approved a non-qualified stock option plan for the issuance of 25,000 shares of Company common stock to eligible officers and key employees of the Company and the Bank at prices not less than the market value of the Company’s common stock on the date of grant. On April 29, 1997, the shareholders approved an amendment to this plan to increase the number of shares available for issuance under the plan to 45,000 shares. This plan expired on February 20, 2000. However, the terms of this plan continue to govern unexercised options awarded under the plan that have not expired.

401(k) Profit Sharing Plan. In 1993, the Bank adopted a 401(k) profit sharing plan qualified under Section 401(k) of the Code to replace its former profit sharing plan. Employees who have attained the age of 20 years and six months and completed three months of service with the Bank are eligible to participate in the 401(k) plan. Eligible employees who elect to participate may defer up to the maximum allowable as prescribed by law. The Bank may make a matching contribution, the amount of which, if any, will be determined by the Bank each year. The Bank contributed a matching contribution of $122.3 thousand and a discretionary profit sharing contribution of $177.8 thousand to the 401(k) plan during 2007. The Company offers its stock as an investment option under the 401(k) plan. As of December 31, 2007, there were 17,750 shares of the Company’s stock outstanding under the 401(k) plan.

Non-Employee Director Stock Compensation Plan. On April 25, 1995, the Company’s shareholders approved a non-employee director stock compensation plan. This plan provided for the issuance of options to acquire 50,000 shares of the Company’s common stock to eligible non-employee directors. On April 29, 1997, shareholders approved an amendment to this plan to increase shares available for issuance under this plan to 70,000 shares. This plan expired January 17, 2000. However, the terms of this plan continue to govern unexercised options awarded under the plan that have not expired.

1999 Stock Incentive Plan. On April 27, 1999, the Company’s shareholders approved the Commonwealth Bankshares, Inc. 1999 Stock Incentive Plan. This plan provides for the issuance of up to the lesser of (i) 15.0% of the Company’s issued and outstanding common stock less the aggregate number of shares subject to issuance pursuant to options granted, or available for grant, under the 1990 plan and non-employee director plan described above, or (ii) 350,000 shares. Of the aggregate number of shares of the Company’s common stock that may be subject to award under this plan, 60.0% are available for issuance to the Company’s non-employee directors, and 40.0% are available for issuance to the Company’s employees. All the employees of the Company and the Bank, and all other members of the Board of Directors of the Company, are eligible to receive awards under this plan. As of December 31, 2007, only a limited number of authorized shares are available for issuance under this plan.

2005 Stock Incentive Plan. On June 28, 2005, the Company’s shareholders approved the Commonwealth Bankshares, Inc. 2005 Stock Incentive Plan. The plan provides for the issuance of restricted stock awards, stock options in the form of incentive stock options and non-statutory stock options, stock appreciation rights and other stock-based awards to employees and directors of the Company. The plan makes available up to 556,600 shares for issuance to plan participants. The total number of shares that may be issued in connection with the exercise of incentive stock options, which are eligible for more favorable tax treatment, will be 484,000 shares. The maximum number of shares with respect to which stock options, restricted stock awards, stock appreciation rights or other equity based awards may be granted in any calendar year to an employee is 60,500 shares.

Commonwealth Bankshares Employee Stock Purchase Plan. On June 26, 2007, the Company’s shareholders approved the Commonwealth Bankshares Employee Stock Purchase Plan. The plan offers eligible employees the opportunity to acquire a stock ownership in the Company through periodic payroll deductions that are applied towards the purchase of Company common stock at a discount of up to 15% of its market price. The plan makes available up to 400,000 shares of Company common stock for issuance to eligible employees. As of December 31, 2007, no shares have been issued under this plan.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Personnel/Compensation Committee has served as an officer or employee of the Company. During 2007, no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions) of another entity, nor did any executive officer of the Company serve as a director of another entity, one of whose executive officers served on the Company’s Personnel/Compensation Committee. All five members of the Company’s Personnel Committee have outstanding loans with the Company. Each of these loans was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features. See “Certain Relationships and Related Transactions” above.

PRINCIPAL ACCOUNTANT

Independent Registered Public Accounting Firm

PKF Witt Mares, PLC served as independent registered public accountant for the fiscal year ended December 31, 2007. A representative of PKF Witt Mares, PLC will be present at the annual meeting and will be given the opportunity to make a statement and respond to appropriate questions from the shareholders.

Principal Accountant

The following table presents the fees for professional audit services rendered by PKF Witt Mares, PLC for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by PKF Witt Mares, PLC during those periods. All such audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by PKF Witt Mares, PLC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

	Year Ended December 31,
	2007	2006
Audit fees (1)	$93,725	$124,850
Audit-related fees (2)	2,400	1,105
Tax fees (3)	6,500	6,575
All other fees	—	—

	$102,625	$132,530

(1)	Audit fees consist of audit and review services, attestation report on internal controls under SEC rules, consents and review of documents filed with the SEC.
(2)	Audit-related fees consist of consent opinions issued for filings of Forms S-3 and S-8.
(3)	Tax fees consist of preparation of federal and state tax returns and advice regarding tax compliance issues.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent accountants. The Audit Committee must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provisions of such services do not impair the accountants’ independence. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of the subcommittee to grant pre-approval shall be presented to the full Audit Committee at its next scheduled meeting.

During 2007, the Audit Committee pre-approved 100% of non-audit services provided by PKF Witt Mares, PLC. The Audit Committee has considered the provisions of these non-audit services by PKF Witt Mares, PLC and has determined that the services are compatible with maintaining PKF Witt Mares, PLC’s independence.

PROPOSAL II

SHAREHOLDER PROPOSAL RELATING TO THE

DECLASSIFICATION OF THE BOARD OF DIRECTORS

The Company has received a shareholder proposal from Mr. Thomas N. Anderson, Jr. of 9151 River Crescent, Suffolk, Virginia 23433. On January 14, 2008, the date on which Mr. Anderson submitted the proposal to the Company, he represented that he owned in excess of $2,000 worth of the Company’s common stock. At his request, the Company has included Mr. Anderson’s following proposal and supporting statement in this proxy statement for the Annual Meeting of Shareholders. If properly presented, this proposal will be voted on at the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

The Board Structure

The Company’s Articles of Incorporation and Bylaws require that the Board of Directors be divided into three classes, as nearly equal in size as possible, with one class standing for election each year. Currently, the Company’s Board of Directors consists of ten Directors and is divided into three classes, each class having a three-year term of office and one class being elected each year, including this year. This structure is commonly known as a “classified” board.

Shareholder Proposal

Mr. Anderson’s proposal and supporting statement are quoted verbatim in italics below. The proposal and supporting statement are being presented as submitted to the Company. Pursuant to Rule 14a-8(l)(2) under the Exchange Act, the Company is not responsible for the contents of the shareholder proposal or its supporting statement.

Elections for all directors should be annually, i.e. staggered terms should be ended.

Supporting Statement of Proposing Shareholder

I believe that shareholders should have the opportunity to vote on all Directors each year and that elimination of the classified board structure will both enhance the Company’s corporate governance practices and be an effective way to maintain and enhance the accountability of the Board.

The Board of Directors’ Response in Opposition to Mr. Anderson’s Proposal

The Board of Directors believes that the current classified structure of the Board is working well for the Company and its shareholders. The Board has carefully considered Mr. Anderson’s proposal and concluded for several reasons that it should not be adopted.

An experienced Board can focus on long-term interests. First, the current Board structure enables the Directors to focus on the long-term success of the Company. This structure allows shareholders to elect approximately one-third of their Directors each year, while also assuring shareholders that approximately two-thirds of their Directors will continue to serve for the remaining one or two years of their terms. The Board believes this structure is in the long-term interests of the Company and its shareholders because it results in the Board consistently having a majority of directors who have experience with the challenges and opportunities facing the business of the Company. The Board believes it enhances the knowledge base, stability, and collegiality of the Board’s deliberations, and improves the Board’s ability to understand and consider what is in the long-term interests of the Company and its shareholders.

A classified Board assists director recruitment and retention. Second, the Board believes the classified board structure assists the Company in attracting and retaining qualified directors. The members of the Board are predominately independent. The Board is comprised of ten directors, nine of whom are independent. The Board believes that its classified structure gives the Company an advantage in attracting and recruiting talented director candidates who are willing to make at least a three-year commitment of their time, energy and skills. The Board also believes that its three-year terms enhance the independence of the members and their commitment because directors can reach decisions in a context where they do not face the risk of pressures and uncertainties involved with facing annual elections.

A classified Board serves the Company’s interests as a community institution. Third, the classified Board structure is consistent with the Company’s status as the holding company for a community bank. By its nature, the Company serves as the holding company for one of the few remaining community banks in the Hampton Roads area, and the Board serves a business development role as well as a traditional corporate governance role. The directors of the Company are community leaders with deep roots in various cities throughout the region. In evaluating director candidates, the Board considers not only a nominee’s ability to perform the legal duties of a director, but the contribution a potential director can make to the expansion of the Bank’s business opportunities. By maintaining a staggered board, we are able to ensure that there is continuity on its Board of Directors, and that the Company is able to balance from year to year the backgrounds and the kinds of contributions the Company hopes that its directors will make to the growth of the Bank. By eliminating the classified board, and creating the possibility that the entire Board of Directors might be replaced in a single year, the Company would risk losing the advantages that derive from stability and community leadership.

The Company’s directors are fully accountable under the current structure. Mr. Anderson suggests declassifying the Board would enhance accountability. The Board does not agree. Each director has fiduciary duties of care and loyalty to the Company and its shareholders. These duties require directors to act in good faith and in the best interests of the Company and its shareholders. These duties exist regardless of how often a director stands for election. As stewards for the shareholders, the directors embrace these duties and strive to attain the highest quality of corporate governance. In any event, each Director stands for election every three years, giving shareholders an opportunity to express their concerns by nominating and electing other candidates.

After careful consideration of Mr. Anderson’s proposal, and after reviewing the benefits of the Board’s current structure discussed in the preceding paragraphs, the Board of Directors has unanimously determined that the retention of the Company’s classified Board structure remains in the best interests of the Company and its shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING AGAINST THE PROPOSAL.

Shareholders should be aware that this proposal is only a recommendation and would not automatically eliminate the classified Board. Other steps would have to be taken in order to declassify the Board, including amending the Company’s Articles of Incorporation, which requires the affirmative vote of a majority of the shares entitled to vote thereon at an annual or special shareholders’ meeting at which the action is proposed.

SUBMISSION OF PROPOSALS

The next Annual Meeting of Shareholders will be held on or about June 23, 2009. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company’s proxy statement, must comply with Rule 14a-8 under the Exchange Act and must submit the proposal in writing no later than February 9, 2009. To be timely, shareholders must notify the Company of any other matters that may be raised for consideration at the next annual meeting but not included in the proxy statement no later than April 24, 2009, and such notices may not be submitted prior to March 25, 2009. Additionally, any such shareholder proposals or notifications must comply in all respects with the Company’s Bylaws. All such proposals or notifications shall be delivered to the Company’s executive offices at Boush and Freemason Streets, 403 Boush Street, Norfolk, Virginia 23510, Attn: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer.

SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure called “householding,” which is permitted by the SEC. Under this procedure, the Company will deliver only one copy of the Company’s 2007 Annual Report to Shareholders (the “2007 Annual Report”) and this proxy statement to multiple shareholders who share the same address (if they appear to be members of the same family) unless the Company has received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards. This procedure reduces the Company’s printing costs, mailing costs and fees.

The 2007 Annual Report and this proxy statement are available at the Company’s website at http://www.bankofthecommonwealth.com. The Company will deliver promptly upon written or oral request a separate copy of the 2007 Annual Report and this proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2007 Annual Report or this proxy statement, shareholders should contact the Company at:

Investor Relations

Commonwealth Bankshares, Inc.

403 Boush Street

Norfolk, VA 23510-1200

(757) 446-6900

A number of brokerage firms have instituted householding. If you hold shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

OTHER MATTERS

The Board of Directors does not intend to present, and knows of no one who intends to present, at the meeting any matter for action by shareholders other than as set forth herein. However, the enclosed proxy confers discretionary authority with respect to the transaction of any other business that may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on any such matter.

GENERAL

The Company’s 2007 Annual Report and Form 10-K for the year ended December 31, 2007 accompany this proxy statement. The 2007 Annual Report to Shareholders and Form 10-K does not form any part of the material for the solicitation of proxy.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

By Order of the Board of Directors

/s/ Edward J. Woodard, Jr.
Edward J. Woodard, Jr., CLBB
Chairman of the Board, President and Chief Executive Officer

Dated in Norfolk, Virginia and mailed

this 10th day of June 2008

COMMONWEALTH BANKSHARES, INC. 403 Boush Street P. O. Box 1177, Norfolk, Virginia 23501-1177 Phone (757) 446-6900

Proxy solicited on behalf of the Board of Directors for Annual Meeting of Shareholders to be held on July 15, 2008.

The undersigned hereby revokes all prior proxies and appoints Edward J. Woodard, Jr., CLBB and Richard J. Tavss, or either of them, each with the power of substitution, as proxies to vote, as designated below, all the shares of Common Stock of Commonwealth Bankshares, Inc. held by the undersigned as of May 12, 2008 at the Annual Meeting of Shareholders to be held on July 15, 2008, or any adjournment thereof.

1. Proposal 1: To elect the following Class II directors to serve until the 2011 Annual Meeting of Shareholders: Herbert L. Perlin, Kenneth J. Young and Thomas W. Moss, Jr.

☐ FOR all nominees listed (except as marked to the contrary below).

☐ WITHHOLD AUTHORITY to vote for all nominees listed.

INSTRUCTIONS: To withhold authority to vote for an individual nominee(s), print the name of the nominee(s) in the space provided below.

2. Proposal 2: Shareholder proposal relating to the declassification of the Board of Directors.

☐ FOR ☐ AGAINST ☐ ABSTAIN

(OVER)

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and AGAINST Proposal 2, and in the proxies’ discretion as to other business properly before the meeting.

Please sign exactly as your name(s) appears below. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: , 2008

Signature:

Printed Name:

Signature:

Printed Name:

Please complete, date, sign and return this proxy at your earliest convenience in the envelope provided. Thank you.

I/We plan to attend the Annual Meeting of Shareholders to be held on July 15, 2008.            YES            NO